FINAL

TERMINATION AND LICENSE AGREEMENT

THIS TERMINATION AND LICENSE AGREEMENT (this “Agreement”) is entered into by and among Remedent, Inc., a Nevada corporation (“Remedent Nevada”), Remedent N.V., a Belgian corporation (“Remedent Belgium”, and together with Remedent Nevada, “Remedent”), and Den-Mat Holdings, LLC, a Delaware limited liability company (“Den-Mat”), as of this 27 day of March 2012 (the “Effective Date”). Each of Remedent Nevada, Remedent Belgium and Den-Mat may be individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into an Amended and Restated Distribution, License and Manufacturing Agreement, dated June 3, 2009, as amended time to time (the “DLMA”);

WHEREAS, a Change of Control of Den-Mat has occurred and Den-Mat and Remedent have extended the time period in which Den-Mat is obligated to provide the “Change of Control Notice” set forth in Section 11.1 of the DLMA with respect to the aforementioned Change of Control to March 30, 2012:

WHEREAS, Den-Mat and Remedent have engaged in discussions concerning the Exit Fee specified in Section 11.1, et seq. of the DLMA and the Consulting Fees specified in Section 6.3 of the DLMA; and

WHEREAS, the Parties now desire to terminate the DLMA and any Ancillary Agreements that were entered into by the Parties in connection with the DLMA in exchange for a cash settlement payment and the non-exclusive license provided for herein. For purposes of this Agreement, “Ancillary Agreements” shall mean any Non-Competition Agreements that may still be in force and effect between Den-Mat and Guy DeVreese and Den-Mat and Evelyne Jacquemyns.

THEREFORE, Den-Mat and Remedent hereby agree as follows:

1.0         Definitions. For purposes of this Agreement, including, but not limited to, the license granted hereby, the following definitions will apply:

“Affiliate” shall mean, with respect to an entity, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that entity.

“Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

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“Governmental Authority” shall mean any (a) federal, state, regional, county, city, municipal or local government, whether foreign or domestic; or (b) governmental or quasi- governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing.

“Intellectual Property” shall mean a patent, patent application, industrial design, invention, design, trade secret, idea, work, methodology, technology, innovation, creation, concept, moral right, development drawing, research, analysis, know-how, experiment, copyright, data, formula, method, procedure, process, system or technique and any registration, application, license, right or other grant analogous thereto with respect to any of the foregoing.

“Knowledge of Remedent” shall mean the actual knowledge of any of the executive officers of either Remedent Nevada or Remedent Belgium.

“Person” shall mean any natural person, firm partnership, association, corporation, company, trust, business trust, governmental entity or other juridical person or entity.

“Products” shall mean all of Den-Mat’s products and services that use the Intellectual Property licensed to Den-Mat under the DLMA on the Effective Date of this Agreement.

“SensAble Commitment” shall mean Remedent’s payment to SensAble Technologies, Inc. (“SensAble”) monies due from Remedent to SensAble under a certain OEM Agreement between SensAble and Remedent dated June 30, 2008 to allow SensAble to release additional licenses to Den-Mat and/or its Affiliates and distribution partners so that they may use the SensAble software as contemplated by the parties.

“Territory” shall mean worldwide, except for the Excluded Territories attached hereto as Exhibit “A,”

“Third Person” shall mean any Person who is not a Party to this Agreement.

2.0       Termination of the Amended and Restated Distribution, License and Manufacturing Agreement. Subject to the terms and conditions of this Agreement, as of the Effective Date, the Parties agree to terminate the DLMA and any and all Ancillary Agreements.

3.0         Settlement Payment. In consideration of the termination of the DLMA provided for in Section 2 of this Agreement, the non-exclusive license set forth in Section 4 of this Agreement, and the SensAble Commitment, Den-Mat agrees to pay to Remedent a lump sum cash payment of two hundred thousand dollars ($200,000.00) (the “Settlement Payment”), which sum shall be in complete satisfaction of any outstanding cash payment that was or may be due to Remedent pursuant to the DLMA. The Settlement Payment shall be paid by wire transfer in immediately available funds onto Remedent’s account;

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Bank coordinates as following = Remedent NV, address = Zuiderlaan 1-3, bus 8; 9000 Gent − Belgium /Account number (IBAN) BE73 0014 3221 1060 − BIC Code = GEBABEBB: Bank name = BNP Paribas Fortis; bank address = Warandeberg 3; 1000 Brussels − Belgium.

4.0         Grant of Non-exclusive License of Intellectual Property. Subject to the terms and conditions of this Agreement, Remedent hereby grants to Den-Mat a non-exclusive, irrevocable, perpetual, royalty free license to use within the Territory the Intellectual Property that was the subject of the license to Den-Mat under the DLMA on the Effective Date and that is related to the Products, including any improvements thereto, such as related patent applications (continuations, continuations-in-part, divisionals, re-issues, etc.). For clarification purposes, this grant shall not include any rights to the trademark, service mark or domain names that include “Remedent” or “Glamsmile.” Other than to an Affiliate of Den-Mat or to a manufacturer appointed by Den-Mat to manufacture the Products to be sold by Den-Mat in the Territory, Den-Mat may not sublicense the Intellectual Property to any Third Party without the prior written consent of Remedent. Other than in connection with a Change of Control of Den-Mat (including, but not limited to, the sale of all, or substantially all, of Den-Mat’s assets, a transfer or other disposition of at least 50% of its equity shares, membership interests, or stock whether by merger, reverse merger, consolidation, sale of assets or otherwise), this Agreement (including the licenses granted herein) may not be transferred by Den-Mat to any Third Party without the prior written consent of Remedent, which consent shall not be unreasonably withheld. For the avoidance of doubt, this Agreement (and the licenses granted herein) may be freely assigned by Den-Mat just prior to and/or upon the occurrence of a Change of Control of Den-Mat. To the extent that Den-Mat has made any filing with any Governmental Authority registering its rights as an “exclusive” distributor or licensee of the Intellectual Property, Den-Mat agrees to cooperate in good faith with Remedent, at Remedent’s reasonable expense, to make any additional filings with such Governmental Authority reflecting the nature and extent of the “non-exclusive” license granted to Den-Mat by this Agreement.

5.0       Confidentiality and Indemnification.

    5.1     Confidential Information of Den-Mat. All Confidential Information with respect to Den-Mat and its Affiliates that was disclosed to Remedent under the DLMA by Den-Mat, its Affiliates or representatives, whether in physical or intangible form, and all Confidential Information regarding Den-Mat of which Remedent became aware of in connection with its performance of manufacturing and other services on behalf of Den-Mat in connection with the DLMA, shall be held as confidential by Remedent. Such information shall at all times remain the property of Den-Mat and Den-Mat shall own and retain all right, title and interest therein and thereto. Remedent shall hold all Confidential Information in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type, and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except in direct furtherance or enforcement of this Agreement. Remedent may disclose Confidential Information to its employees and its attorneys, accountants and other confidential advisors with a need to know such Confidential Information in connection with this Agreement or their representation of Remedent generally; provided, however, that all such employees and advisors are bound by obligations to maintain the confidentiality of the Confidential Information at least as protective as those set forth in this Agreement. Except as set forth herein, nothing in this Agreement shall be construed as conveying any other right or license (implied or otherwise) to Remedent in such Den-Mat Confidential Information.

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5.1.1     Permitted Disclosure. If Remedent is compelled to disclose all or any part of any Confidential Information by any Governmental Authority, it shall, to the extent practicable and subject to applicable laws, first give prompt written notice of such request to Den-Mat to enable Den-Mat to seek a protective order or take other appropriate measures to prevent or modify the disclosure, and shall, at Den-Mat’s expense, cooperate in such efforts.

5.1.2     Exclusions. Confidential Information with respect to Den-Mat and its Affiliates shall not include information if and to the extent Remedent can demonstrate such information: (a) is or becomes known to the public other than by disclosure by Remedent in violation of this Agreement; (b) was known to Remedent before disclosure hereunder, without a duty of confidentiality; (c) was independently developed by Remedent outside of this Agreement and without reference to or use of any Confidential Information of Den-Mat; or (d) was rightfully obtained by Remedent from a Third Party without a duty of confidentiality in favor of Den-Mat.

5.1.3     Injunctive Relief. Remedent acknowledges and agrees that in the event of any breach or threatened breach of its obligations hereunder with respect to Confidential Information, damages will not be an adequate remedy and Den-Mat shall be entitled to obtain injunctive relief, without having to post a bond or other security.

5.2      Confidential Information of Remedent. All Confidential Information with respect to Remedent and its Affiliates that was disclosed to Den-Mat under the DLMA by Remedent, its Affiliates or representatives, whether in physical or tangible form, and all Confidential Information regarding Remedent of which Den-Mat became aware of in connection with its performance of the DLMA shall be held as confidential by Den-Mat. Such Confidential Information shall at all times remain the property of Remedent and Remedent shall own and retain all right, title and interest therein and thereto, except for the interests granted to Den-Mat as part of the license contemplated by this Agreement. Den-Mat shall hold all Confidential Information in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type, and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except in direct furtherance of this Agreement. Den-Mat may disclose the Remedent Confidential Information to its employees and its attorneys, accountants, financing sources and other confidential advisors with a need to know such Confidential Information in connection with this Agreement or their representation of Den-Mat generally; provided, however, that all such employees and advisors are bound by obligations to maintain the confidentiality of such Confidential Information at least as protective as those set forth in this Agreement. Except as set forth herein, nothing in this Agreement shall be construed as conveying any other right or license (implied or otherwise) to Den-Mat in such Remedent Confidential Information.

5.2.1    Permitted Disclosure. If Den-Mat is compelled to disclose all or any part of any Remedent Confidential Information by any Governmental Authority, it shall, to the extent practicable and subject to applicable laws, first give prompt written notice of such request to Remedent to enable Remedent to seek a protective order or take other appropriate measures to prevent or modify the disclosure, and shall, at Remedent’s expense, cooperate in such efforts.

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5.2.2   Exclusions. Confidential Information with respect to Remedent and its Affiliates shall not include information if and to the extent Den-Mat can demonstrate such information: (a) is or becomes known to the public other than by disclosure by Den-Mat in violation of this Agreement; (b) was known to Den-Mat before disclosure hereunder, without a duty of confidentiality; (c) was independently developed by Den-Mat outside of this Agreement and without reference to or use of any Confidential Information of Remedent; or (d) was rightfully obtained by Den-Mat from a Third Party without a duty of confidentiality. Den-Mat may also use and disclose Confidential Information of Remedent to the extent such information is otherwise permitted to be used or disclosed by Den-Mat pursuant to other provisions of this Agreement, including to manufacturers who agree to maintain the confidentiality thereof on terms comparable to those set forth in this Section 5.

5.2.3   Injunctive Relief. Den-Mat acknowledges and agrees that in the event of any breach or threatened breach of its obligations hereunder with respect to Confidential Information, damages will not be an adequate remedy and Remedent shall be entitled to obtain injunctive relief, without having to post a bond or other security.

5.3     Indemnification by Den-Mat. Den-Mat shall defend, indemnify and hold harmless Remedent and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all claims, judgments, damages, liabilities, actions, demands, costs, expenses or losses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from, arising out of, or in connection with, an act or omission of Den-Mat in connection with its sale of the Products as defined herein, the performance of its obligations under this Agreement, or the breach of any representation, warranty or covenant made by Den-Mat in this Agreement.

5.4    Indemnification by Remedent. Remedent shall defend, indemnify and hold harmless Den-Mat and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, or in connection with, an act or omission by Remedent in connection with performance of its obligations under this Agreement, or the breach of any representation, warranty or covenant made by Remedent in this Agreement.

5.5    IP Indemnity. Remedent shall indemnify Den-Mat and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, or in connection with any infringement or alleged infringement of the Intellectual Property of Remedent licensed to Den-Mat hereunder that is related to the Products, or any use or application thereof upon any Intellectual Property of any Person. If the manufacture, distribution, marketing, licensing, sale or use of any Product or Intellectual Property, as contemplated by this Agreement, is enjoined as a result of any Intellectual Property claim or judgment, then Remedent, in addition to its other obligations under this Agreement, shall, at its option, (i) obtain for Den-Mat, at Remedent’s expense, any license required for Den-Mat to manufacture, market, distribute, license and sell the Products as contemplated by this Agreement, or (ii) redesign the infringing item or items to be non-infringing, while maintaining the original function thereof or (iii) replace the infringing item or items with an equivalent, non-infringing item approved by Den-Mat.

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5.6     Indemnification Procedures. A Party seeking indemnification under this Section 5 for itself or any of its Affiliates or any of its or their respective officers, directors, members, managers, employees, agents and representatives (collectively in this capacity, the “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (in this capacity, the “Indemnitor”) of any Liability in respect of which such Indemnified Party intends to claim indemnification; provided. however, that the failure to so notify the Indemnitor shall not affect the Indemnified Party’s rights to indemnification hereunder except to the extent that the Indemnitor is materially prejudiced by such failure. With respect to any Liabilities that relate to a Third Party claim, the Indemnified Party shall permit the Indemnitor to control the defense of any such Liabilities; provided, however, if the Indemnified Party reasonably determines that the joint representation of the Indemnified Party and the Indemnitor by a single counsel would result in a conflict of interest arising out of the joint representation by counsel selected by the Indemnitor of the interests of the Indemnitor and the Indemnified Party, the Indemnitor shall be entitled to engage separate counsel to represent the Indemnified Party (at the Indemnitor’s sole cost and expense) and, if the Indemnitor fails to do so, the Indemnitor shall not be entitled to assume the Indemnified Party’s defense of such Liability. If the Indemnitor assumes the defense of any Liability, the Indemnitor shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense, but in such case the legal expenses of the Indemnified Party incurred as a result of such participation shall be paid by the Indemnified Party. With respect to any Proceeding for which the Indemnitor has assumed the defense of an Indemnified Party, the Indemnitor shall promptly inform the applicable Indemnified Party of all material developments related thereto, including copying such Indemnified Party on all pleadings, filings and other correspondence relating thereto. If the Indemnitor fails to assume and defend a Liability or if, after commencing or undertaking any such defense, the Indemnitor fails to prosecute such Liability, the Indemnified Party shall have the right to undertake the defense or settlement thereof. With respect to any Liabilities that relate to a Third Party claim, the Indemnified Party shall have the right to settle such Liabilities, provided the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

6.0       Representations and Warranties of the Parties.

            6.1.     Representations and Warranties of Den-Mat.

               6.1.1.     Authority. Den-Mat has all the required power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when executed, will be duly executed and delivered by Den-Mat, and shall constitute a valid and binding obligation of Den-Mat enforceable against Den-Mat in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereinafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

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       6.1.2.     No Exit Fee Due Upon Change of Control. Den-Mat represents and warrants that even though a Change of Control of Den-Mat has occurred under Section 11.1 of the DLMA, the Exit Fee calculated under Section 11.2 of the DLMA is zero when using the EBITDA Multiple as defined in Schedule 1(j)of the DLMA.

     6.2     Representations and Warranties of Remedent.

       6.2.1.    Authority. Remedent Nevada and Remedent Belgium have all the required power and authority to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when executed, will be duly executed and delivered by Remedent Nevada and Remedent Belgium, and shall constitute a valid and binding obligation of Remedent Nevada and Remedent Belgium, enforceable against them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereinafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

       6.2.2.    No Exit Fee Due Upon Change of Control. Remedent represents and warrants that even though a Change of Control of Den-Mat has occurred under Section 11.1 of the DLMA, the Exit Fee calculated under Section 11.2 of the DLMA is zero when using the EBITDA Multiple as defined in Schedule 1(j) of the DLMA and that Remedent has had a full and fair opportunity to review, and will not challenge, such calculation.

6.2.2.    Intellectual Property. (a) Remedent has all right, title and interest in and to the Intellectual Property related to the Products owned by it and licensed to Den-Mat hereunder, free and clear of all liens or other encumbrances; (b) there is no claim or notice of infringement of the Intellectual Property rights of any other Person pending or threatened in writing within the two (2) year period preceding the date hereof, against Remedent relating to the operation of Remedent’s business; (c) each material item of Intellectual Property related to the Products owned by Remedent and licensed to Den-Mat hereunder is valid, subsisting, in full force and effect, has not been abandoned or passed into public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property of Remedent have been timely filed with the appropriate authorities and paid in accordance with the provisions of the DLMA, as applicable; (d) to the Knowledge of Remedent, each material item of Intellectual Property related to the Products licensed to and used by Remedent is valid, subsisting. in full force and effect, has not been abandoned or passed into public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property used by Remedent have been timely filed with appropriate authorities and paid; (e) to the Knowledge of Remedent, no Person is infringing or misappropriating the Intellectual Property of Remedent except for such infringements or misappropriations that would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Remedent, its business or its ability to fulfill its obligations under this Agreement; (f) no present or former employee of Remedent has any proprietary, financial or other interest, direct or indirect, in any material item of the Intellectual Property of Remedent related to the Products and licensed to Den-Mat hereunder; and (g) Remedent has taken reasonable precautions to protect trade secrets constituting material Intellectual Property owned or used by Remedent that are related to the Products and licensed to Den-Mat hereunder, including the execution of appropriate agreements. Use by Remedent of the Intellectual Property owned or licensed by Remedent related to the Products and licensed to Den-Mat hereunder does not infringe, misappropriate or violate any Intellectual Property rights of any Person.

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7.0        Miscellaneous.

     7.1.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof.

     7.2.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions.

     7.3.    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

     7.4.    Waivers and Amendments. Any term of this Agreement may be amended and the observance or satisfaction of any condition to this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

     7.5.    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Executed copies of this Agreement may be exchanged via facsimile or other simultaneous electronic means, and such signatures shall be deemed to be original signatures.

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IN WITNESS WHEREOF, Remedent Nevada, Remedent Belgium, and Den-Mat, by their respective authorized representatives set forth below, have signed this Agreement as of the Effective Date.

REMEDENT, INC. “Remedent Nevada”		REMEDENT, N.V. “Remedent Belgium”

By:	/s/ Guy De Vreese	By:	/s/ Guy De Vreese
Name:	Guy De Vreese	Name:	Guy De Vreese
Title:	CEO	Title:	CEO

DEN-MAT HOLDINGS, LLC “Den-Mat”		”

By:
Name:	Todd J. Tiberi
Title:	Chief Administrative Officer

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FINAL

EXHIBIT “A”

EXCLUDED TERRITORIES

Abkhazia

Akrotiri & Dhekella

Afghanistan

Armenia

Ascension

Azerbaijan

Bahrain

Bangladesh

Bhutan

British Indian Ocean Territory

Brunei

Burma

Cambodia

China

Christmas Island

Cocos (Keeling) Islands

Cyprus, Republic of

East Timor

Gaza Strip

Georgia

Golan Heights

Hong Kong

Indonesia

Iran

Iraq

Israel

Jordan

Kazakhstan

Keeling Islands

Kurdistan

Kuwait

Kyrgyzstan

Laos

Lebanon

Macau

Malaysia

Maldives

Mongolia

Myanmar

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EXHIBIT “A” CONT.

EXCLUDED TERRITORIES

Nagorno-Karabakh

Nepal

North Korea

Northern/Turkish Cyprus

Oman

Pakistan

Palestine

Philippines

Qatar

Saudi Arabia

South Ossetia

Sri Lanka

Syria

Taiwan (Republic of China)

Tajikistan

Thailand

Turkmenistan

Uzbekistan

Vietnam

West Bank

West Papua

Yemen

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